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                                                                 EXHIBIT (m)(vi)


                        SHAREHOLDER SERVICING AGREEMENT

                     OLD WESTBURY FUNDS, INC. (the "Fund")
               Old Westbury Core Equities Fund (the "Portfolio")
                               3435 Stelzer Road
                             Columbus, Ohio 43219


BISYS FUND SERVICES LIMITED PARTNERSHIP
D/B/A BISYS FUND SERVICES
3435 Stelzer Road
Columbus, Ohio 43219

Gentlemen:

          We herewith confirm our agreement with you as follows:

          1. We hereby employ you, pursuant to the Distribution and Service Plan adopted by us in accordance with Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act"), to provide the services listed below:

          (a) You will perform, or arrange for others including broker-dealers with which you have written agreements and whose clients are Fund shareholders (each a "Broker-Dealer") to perform, all shareholder servicing functions not performed by us, by the Portfolio=s advisor or its shareholder servicing agents, or by our transfer agent.

          (b) In consideration of the foregoing we will pay you up to one quarter of one percent (0.25%) per annum of the Portfolio's average daily net assets attributable to the clients of the Broker-Dealers (the "Shareholder Servicing Fee") to permit you to make payments to the Broker-Dealers for providing shareholder services. Your payment will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request us in writing. You may waive your right to any payment to which you are entitled hereunder, provided such waiver is delivered to us in writing.

          (c) You may choose to make payments from time to time from your own resources and past profits for the following purposes:

          (i) to defray the costs of, and to compensate Broker-Dealers for performing shareholder servicing and related administrative functions on behalf of the Portfolio;

          (ii) to compensate Broker-Dealers for providing assistance in distributing the Portfolio's shares;
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          (iii)  to pay the costs of printing and distributing the Portfolio's prospectus to prospective investors; and

          (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel in connection with the distribution of the Portfolio's shares.

You will in your sole discretion determine the amount of any payments made by you pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which we are required to pay to you under either this Agreement or the Distribution Agreement between you and us, or otherwise.

          2. Except as otherwise provided herein, you will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by you, the Advisor, the Shareholder Servicing Agents and Broker-Dealers in rendering such services, and
(ii) the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Portfolio and of preparing and printing subscription application forms for shareholder accounts. Our obligation to be responsible for the expenses enumerated in item (i) above is limited to an amount equal to .05% per annum of the Portfolio's average daily net assets.

          3. (a) The written agreements between you and Broker-Dealers will provide that such Broker-Dealers receive a fee, which may be paid periodically, on an annual basis, equal to up to 0.25% of the average daily net assets of the Portfolio represented by shares owned during the period for which payment is being made by investors with whom such Broker-Dealer maintains a servicing relationship, and will, as agents for their customers, perform the following, among other things: (i) answer customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Fund may be effected and certain other matters pertaining to the Fund; (ii) assist shareholders in designating and changing dividend options, account designations and addressees; (iii) provide necessary personnel and facilities to establish and maintain shareholder accounts and records; (iv) assist in processing purchase and redemption transactions; (v) arrange for the wiring of funds; (vi) transmit and receive funds in connection with customer orders to purchase or redeem shares; (vii) verify and guarantee shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; (viii) furnish (either separately or on an integrated basis with other reports sent to a shareholder by the Fund) monthly and year-end statements and confirmation of purchases and redemptions; (ix) transmit, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to shareholders of the Fund; (x) receive, tabulate and transmit to the Fund proxies executed by shareholders with respect to meetings of shareholders of the Fund; and (xi) provide such other
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related services as the Fund or a shareholder may request. Broker-Dealers may waive all or a portion of their Shareholder Servicing Fees.

          (b) Payments to Broker-Dealers to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Directors to be entered into between you and the Broker-Dealers.

          4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

          5. This Agreement will become effective on the date hereof and will remain in effect until August 31, 2001 and thereafter for successive twelve-month periods (computed from each September 1), provided that such continuation is specifically approved at least annually by vote of our Board of Directors and of a majority of those of our directors who are not interested persons (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our entire Board of Directors, and by a vote of a majority of our Directors who are not interested persons (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by vote of a majority of our outstanding voting securities, as defined in the Act, on sixty days' written notice to you, or by you on sixty days' written notice to us.

          6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer," "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

          7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

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          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                              Very truly yours,

                              OLD WESTBURY FUNDS, INC.
                              Old Westbury Core Equities Fund


                              By: __________________________________________
                                  Name:
                                  Title:


ACCEPTED: September 1, 2000

BISYS FUND SERVICES. LIMITED PARTNERSHIP
D/B/A BISYS FUND SERVICES


By: _____________________________________
    Name:
    Title:


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